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                                                                  EXHIBIT 10.26


                     AMENDMENT NO. 1 TO RIGHTS AGREEMENT


        This Amendment, dated as of May 17, 1996, by and between JP Foodservice, Inc., a Delaware corporation ("JP"), and The Bank of New York, as rights agent (the "Rights Agent"), amends that certain Rights Agreement, dated as of February 19, 1996 (the "Rights Agreement"), between JP and the Rights Agent.

                                   RECITALS


        WHEREAS, the Board of Directors of JP has approved the terms of and authorized the execution and delivery of a certain Agreement and Plan of Merger (the "Merger Agreement"), among JP, JP Foodservice Distributors, Inc., Valley Industries, Inc. ("Valley"), I & H Distributing Co., Inc. and the stockholders of Valley (the "Stockholders"), pursuant to which the Stockholders would, among other things, upon consummation, receive shares of JP common stock in exchange for their shares of Valley capital stock; and

        WHEREAS, in accordance with the transactions contemplated by the Merger Agreement, the Stockholders will also receive shares of JP common stock in their capacity as general partners of "Z" Leasing Company; and

        WHEREAS, the Board of Directors has determined it to be in the best interests of JP and its stockholders that the Rights Agreement be amended, in accordance with its terms, in connection with the Merger Agreement and the transactions contemplated thereby;

        NOW, THEREFORE, the parties hereto agree to amend the Rights Agreement as follows:

        1.      Section 1(a) is hereby amended in its entirety as follows:

        "(a)    "Acquiring Person" shall mean any Person (as such term is
    hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" solely

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    by virtue of its beneficial ownership, on the date hereof, of 10% or more of the Common Shares outstanding as of the date hereof; provided, however, that if any Person that, on the date hereof, beneficially owns 10% or more of the Common Shares of the Company outstanding as of the date hereof shall, after the date hereof, acquire any Common Shares of the Company other than in connection with a stock split, stock dividend or other similar transaction occurring after the date hereof, or if any Sara Lee Party (as such term is hereinafter defined) shall acquire any Common Shares of the Company with the result that the aggregate number of Common Shares of the Company beneficially owned by the Sara Lee Parties subsequent to such acquisition is greater than the Sara Lee Share Amount, then such Person or Sara Lee Party shall be deemed to be an "Acquiring Person." The foregoing notwithstanding, no Person shall become an "Acquiring Person" by virtue of the execution of the Valley Agreement (as such term is hereinafter defined) or any agreement contemplated thereby or by virtue of the acquisition of Common Shares as a result of the consummation of any of the transactions contemplated by the Valley Agreement; provided, however, that the foregoing clause of this sentence shall not apply during any period during which the aggregate number of Common Shares beneficially owned by the Valley Parties (as such term is hereinafter defined) equals or exceeds 15% of the total number of Common Shares then outstanding (assuming, for the purposes of this proviso only, that all Common Shares beneficially owned by the Valley Parties are outstanding). The foregoing notwithstanding, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company other than in connection with a stock split, stock dividend or other similar transaction occurring after the date hereof, then such Person shall be deemed to be an "Acquiring Person." The foregoing notwithstanding, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such person would no longer be an "Acquiring Person," as defined pursuant to the foregoing

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    provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

        2. Section 1 is hereby supplemented by adding a new paragraph (p) thereto as follows:

        "(p) "Valley Agreement" shall mean that certain Agreement and Plan of Merger, dated as of May 17, 1996, among JP Foodservice, Inc., JP Foodservice Distributors, Inc., Valley Industries, Inc., I & K Distributing Co., Inc. and the stockholders of Valley Industries, Inc., as it may be amended or supplemented from time to time."

        3. Section 1 is hereby further supplemented by adding a new paragraph (q) thereto as follows:

        "(q) "Valley Parties" shall mean Lloyd K. Benson, Duane H. Zobrist, E. Mark Zobrist, Garry R. Zobrist, R. Phillip Zobrist and Richard D.
    Zobrist, and any and all Affiliates and Associates of any of them."

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the 17th day of May, 1996.




                                             JP FOODSERVICE, INC.

                                             By: /s/ LEWIS HAY, III
                                                --------------------------
                                                Lewis Hay, III
                                                Senior Vice President



                                             THE BANK OF NEW YORK

                                             By: /s/ RALPH CHIANESE
                                                --------------------------
                                                Name:  Ralph Chianese
                                                Title: Vice President



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